Exhibit 3.1

RESOURCE INNOVATION OFFICE REIT, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The Charter (the “Charter”) of Resource Innovation Office REIT, Inc., a Maryland corporation (the “Corporation”) is hereby amended by deleting Article SECOND in its entirety and inserting the following in lieu thereof:

Article SECOND:	The name of the corporation (which is hereinafter called the “Corporation”) is:

Resource Income & Opportunity REIT, Inc.

SECOND: The Charter is hereby further amended to change the name and designation of the Class T Common Stock, $0.01 par value per share, of the Corporation to Class AA Common Stock, $.01 par value per share. All references in the Charter to “Class T Common Stock” are hereby changed to “Class AA Common Stock” and all references in the Charter to “Net Asset Value per share of Class T Common Stock” are hereby changed to “Net Asset Value per share of Class AA Common Stock.”

THIRD: The foregoing amendments to the Charter have been approved by at least a majority of the entire Board of Directors of the Corporation, as required by law, and are limited to changes expressly permitted by Section 2-605(a)(1) and (2) of the Maryland General Corporation Law to be made without action by the stockholders.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chief Executive Officer and President and attested by its Chief Legal Officer, Senior Vice President and Secretary on this 5th day of May, 2017.

ATTEST:		RESOURCE INNOVATION OFFICE REIT, INC.

By:	/s/ Shelle Weisbaum	By:	/s/ Alan Feldman
Shelle Weisbaum Chief Legal Officer,		Alan Feldman, Chief Executive Officer
Senior Vice President and Secretary

The undersigned, Chief Executive Officer of Resource Innovation Office REIT, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Alan Feldman
Alan Feldman, Chief Executive Officer